Exhibit (a)(1)(M)

OPTION ELECTION FORM
FIDELITY NATIONAL INFORMATION SERVICES, INC.

Full Name (Last, First MI- PLEASE PRINT)

Address

THE OPTION ELECTION FORM MUST BE RECEIVED BY FIDELITY NATIONAL
INFORMATION SERVICES, INC. BEFORE 4:00 P.M., NEW YORK CITY TIME, ON JULY 29, 2010
(THE “OPTION DEADLINE”). YOU MUST COMPLETE AND SIGN THE OPTION ELECTION
FORM FOR YOUR DIRECTION TO BE VALID.

1. EXERCISE OF OPTIONS: I hereby conditionally exercise the vested nonqualified options to purchase shares of FIS common stock (the “Shares”) granted to me by Fidelity National Information Services, Inc. (“FIS”) or its predecessor companies under one or more equity incentive plans maintained by FIS (“Options”) identified below and tender the Shares remaining after withholding in Shares for the aggregate exercise price and applicable tax withholding (such remaining Shares referred to herein as the “Option Shares”). My exercise of Options hereunder is subject to the condition that if FIS purchases less than the full number of Option Shares tendered, the portion of the Options with respect to Option Shares not purchased in the tender offer will be deemed not to have been exercised, and will continue to be governed by such Option’s existing terms and conditions. None of the Options which I am electing to conditionally exercise have an expiration date prior to the Option Deadline.

2. ELECTION: I hereby elect as follows with respect to my Options:

a) Choose only one of the following

☐ I wish to conditionally exercise ALL of my Options and tender the related Option Shares.

☐ I wish to conditionally exercise Options for            (insert number) Shares underlying my Options as listed below and tender the related Option Shares.

b) Please designate the order in which you wish to exercise your Options in the event that the tender is oversubscribed. To properly designate the order, you must complete the following information: the number of Shares underlying the Options you wish to conditionally exercise, the grant date of the Option, the grant ID and the per share grant price of the Option.

1. Option for            Shares; grant date            ; grant ID            and per share grant price of $

2. Option for            Shares; grant date            ; grant ID            and per share grant price of $

3. Option for            Shares; grant date            ; grant ID            and per share grant price of $

4. Option for            Shares; grant date            ; grant ID            and per share grant price of $

5. Option for            Shares; grant date            ; grant ID            and per share grant price of $

ATTACH ADDITIONAL PAGE IF NEEDED.

I acknowledge and agree that if I do not designate the order in which I wish to have my Options exercised, my vested Options will be exercised in the order of exercise price starting with the lowest price. I further acknowledge and agree that if the fair market value of a Share on Thursday, July 29, 2010 (as determined in accordance with the administrative procedures under the applicable equity incentive plan) is equal to or lower than the exercise price of an Option, such Option, and the tendered

Option Share with respect to such Option, shall automatically be deemed not to have been, respectively, exercised or tendered.

3. TENDER PRICE: I hereby tender those Option Shares specified in Section 2 of this Option Election Form, at the price checked below. CHECK ONLY ONE BOX. If the purchase price determined by FIS is less than the price checked below, if applicable, this will result in none of the Option Shares being purchased. The same Option Shares cannot be tendered at more than one price, unless previously withdrawn as provided in Section 4 of the offer to purchase, dated July 6, 2010, as amended or supplemented from time to time (the “offer to purchase”).

OPTION SHARES TENDERED AT PRICE DETERMINED PURSUANT
TO THE TENDER OFFER

☐	I want to maximize the chance of having FIS purchase all Option Shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box INSTEAD OF ONE OF THE BOXES BELOW, I hereby tender the Option Shares at, and I am willing to accept, the purchase price determined by FIS in accordance with the terms of the tender offer. I understand that this election could result in the tendered Option Shares being purchased at the minimum price of $29 per Share.

— OR —

OPTION SHARES TENDERED AT PRICE DETERMINED BY OPTION HOLDER

PRICE (IN US DOLLARS) PER OPTION SHARE AT WHICH OPTION SHARES ARE BEING
TENDERED
☐ $29.00	☐ $29.75	☐ $30.50
☐ $29.25	☐ $30.00	☐ $30.75
☐ $29.50	☐ $30.25	☐ $31.00

OPTIONEES MAY NOT TENDER OPTION SHARES AT MORE THAN ONE PRICE. IF YOU
SELECT MORE THAN ONE PRICE YOU WILL BE DEEMED TO HAVE FAILED TO
VALIDLY TENDER ANY OPTION SHARES.

4. AGREEMENT: I acknowledge receipt of the offer to purchase and represent that I have read carefully such documents. I hereby instruct FIS, subject to the terms and conditions set forth in this Option Election Form and in the offer to purchase, to carry out the instructions contained in this form. I acknowledge and agree that if any Option Shares I properly tendered are accepted, the Options will be deemed exercised as to those accepted Option Shares. In addition, I will be deemed to surrender Shares underlying the Options with an aggregate fair market value equal to the aggregate exercise price of the Options exercised and the applicable tax withholding, with such number of Shares determined based on the fair market value of a Share on July 29, 2010 (calculated in accordance with the administrative procedures under the applicable equity incentive plan). I understand that I will receive cash proceeds equal to (a) the number of accepted Option Shares underlying the exercised Options (as opposed to the number of Options conditionally exercised), multiplied by (b) the Purchase Price. I further agree to be bound by the purchase price and the terms and conditions set forth herein and in the offer to purchase. I understand and acknowledge that, in the event that FIS purchases less than the full number of Option Shares tendered, any portion of the Options with respect to Option Shares not purchased in the tender offer will be deemed not to have been exercised, and will continue to be governed by such Option’s existing terms and conditions. The method of delivery of this document is at my election and my risk.

SIGNATURE OF OPTION HOLDER

Name
(PLEASE PRINT)

If signed by other than Option holder, capacity (full title)

Address (if different from that shown on the cover page)

Social Security # or Participant ID number

Employee ID #

Daytime Telephone Number

Dated